June 28, 2011

Via EDGAR

Michael Clampitt
Senior Counsel
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

        Re:      First Mariner Bancorp
                                    Form 10-K for Fiscal Year Ended December 31, 2010
                                   SEC File No. 000-21815

Dear Mr. Clampitt:

    First Mariner Bancorp respectfully requests an extension until July 13, 2011 to respond to the Staff's comment letter dated June 15, 2011 with respect to the above-referenced filing.

    Please contact the undersigned at (443) 955-7027 if you have any questions.

                                                                         Sincerely,

                                                                         /s/ Paul B. Susie

                                                                          Paul B. Susie
                                                                          Chief Financial Officer